Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Manhattan Associates, Inc. 2020 Equity Incentive Plan of our reports dated February 4, 2026, with respect to the consolidated financial statements of Manhattan Associates, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Manhattan Associates, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 31, 2026